Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-239704 and 333-256961) on Form S-8 and registration statement (No. 333-257803) on Form S-3 of our reports dated May 2, 2022, with respect to the consolidated financial statements of Accolade, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 2, 2022